China Fire & Security Group Wins New Contracts With Datang International Totaling $4.7 Million

BEIJING, April 30, 2008 — China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that the Company has won contracts for five regional power plants of Datang International Power Generation Co. Ltd. (“Datang International”). The aggregate contract value is approximately $4.7 million.

Datang International, headquartered in Beijing, is one of the largest power generation companies in China with annual power output of 118 billion kilowatt-hours in 2007.

China Fire will serve as a product provider with total contract value of approximately $3.7 million for four power plants of Datang International, located in Jinzhou of Liaoning province, Chaozhou of Guandong province, Ningde of Fujian province and Lvsi of Jiangsu province. The contracts call for China Fire to provide products including the Company’s linear heat detectors, automatic fire-alarm monitoring and control systems, water mist fire-extinguishing system and gas-based fire extinguishing system. Revenues from these projects will be recognized within the next 6 months.

China Fire will also serve as a total solution provider of fire protection system for Datang International in Pingwang of Shanxi province, valued at approximately $1 million. The Company will provide a turn-key fire protection system including detectors, automatic fire-alarm monitoring and control system, and various fire-extinguishing systems. The revenue from this project will be recognized over the next 15 months.

“Datang International has been our long-term customer in power generation industry. The recent contract wins demonstrate our continuous success in providing our superior products and services to our first tier clients. In addition to Datang International, we have also signed contracts with other power plants since the beginning of the year. With the recent snow storm damage to the power plants in the southern China, the Chinese government has increased expenditure for building new power plants. As a leader in China industrial fire protection industry, we are well positioned to benefit from these opportunities,” commented Mr. Brian Lin, CEO of China Fire.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power generation and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on industrial standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel:    +86-10-84417848
Email: ir@chinafiresecurity.com
www.chinafiresecurity.com